Contact:    Patrick Suehnholz
    Director of Investor Relations
    Greenhill & Co., Inc.
    (212) 389-1800

GREENHILL & CO. REPORTS FIRST QUARTER 2022 RESULTS

•Quarterly revenues of $45.4 million, down 34% from prior year given fewer significant completion fees

•Compensation costs slightly less than last year’s first quarter, but ratio elevated as a result of lower revenues

•Non-compensation costs modestly lower than last year’s first quarter

•Loss of $0.66 per share given low level of quarterly revenues

•Repurchased 1,062,685 shares of common stock and common stock equivalents during the quarter for $19.8 million at an average price of $18.66 per share

NEW YORK, NEW YORK, April 27, 2022 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $45.4 million, a net loss of $12.1 million and a loss per share of $0.66 for the quarter ended March 31, 2022.
The Firm’s first quarter 2022 revenues compare to revenues of $68.9 million in the first quarter of 2021, which represents a decrease of $23.5 million. The Firm’s first quarter 2022 net loss and loss per share compare to net income of $2.1 million and diluted earnings per share of $0.09 for the first quarter 2021.
The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“The pace of client activity at our Firm has remained robust, although first quarter revenue was light given relatively few significant transaction closings. Our backlog suggests that this year should play out like the last few, with revenue production weighted toward the second half resulting in a solid full year result. Indeed, we would be disappointed not to see our third full year revenue increase in a row, despite a reduced level of transaction activity in the market as a whole. In other words, recent economic developments should benefit us in areas like energy, mining, Australia and Canada more than they will hurt us in some other segments. Given we continue to be disciplined on costs, we therefore expect another year of strong cash flow generation, which we will direct primarily toward share repurchases so long as we see our stock as significantly undervalued,” Scott L. Bok, Chairman and Chief Executive Officer, commented.

Revenues
Revenues were $45.4 million in the first quarter of 2022 compared to $68.9 million in the first quarter of 2021, a decrease of $23.5 million, or 34%. The decrease principally resulted from fewer significant merger and acquisition transaction completion fees.
Expenses
Operating Expenses
Our total operating expenses for the first quarter of 2022 were $60.0 million, which compared to $61.7 million of total operating expenses for the first quarter of 2021. The decrease in total operating expenses of $1.7 million, or 3%, resulted from slightly lower compensation and benefits expenses and non-compensation operating expenses, each as described in more detail below.
The following table sets forth information relating to our operating expenses.

	For the Three Months Ended March 31,
	2022	2021
	(in millions, unaudited)
Employee compensation and benefits expenses	$46.8	$47.3
% of revenues	103%	69%
Non-compensation operating expenses	13.1	14.4
% of revenues	29%	21%
Total operating expenses	60.0	61.7
% of revenues	132%	90%
Total operating income (loss)	(14.5)	7.2
Operating profit margin	NM	10%
Compensation and Benefits Expenses
Our employee compensation and benefits expenses of $46.8 million in the first quarter of 2022 decreased $0.5 million as compared to $47.3 million for the first quarter of 2021. The ratio of compensation to revenues was elevated in the first quarter of 2022 due to low quarterly revenues.
Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.
Non-Compensation Operating Expenses
For the three months ended March 31, 2022, our non-compensation operating expenses of $13.1 million decreased $1.3 million, or 9%, as compared to $14.4 million in the same period in 2021. The decrease principally resulted from lower general operating expenses and the absence of a foreign exchange loss, which we incurred in the first quarter of 2021, partially offset by increased costs for business travel and entertainment.

Non-compensation expenses as a percentage of revenues for the three months ended March 31, 2022 were 29% compared to 21% for the same period in 2021. The increase in non-compensation expenses as a percentage of revenues resulted from the effect of spreading modestly lower non-compensation costs over much lower revenues in the first quarter of 2022 as compared to the same period in 2021.
Our non-compensation operating expenses can vary as a result of a variety of factors such as changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of client reimbursed expenses, the impact of currency movements and other factors. Accordingly, the non-compensation operating expenses in any particular period may not be indicative of the non-compensation operating expenses in future periods.
Interest Expense
For the three months ended March 31, 2022, we incurred interest expense of $2.8 million as compared to $3.2 million for the same period in 2021. The decrease of $0.4 million principally related to lower borrowings outstanding as a result of accelerated debt repayments made during 2021.
The rate of interest on our borrowing is based on LIBOR and can vary from period to period. Accordingly, the amount of interest expense in any particular period may not be indicative of the amount of interest expense in future periods. There can be no certainty that our borrowing rate will not increase in future periods as a result of the transition from LIBOR to SOFR or another alternative rate.
Provision for Income Taxes
For the three months ended March 31, 2022, due to our pre-tax loss we recognized an income tax benefit of $5.2 million as compared to an income tax expense of $1.9 million for the same period in 2021.

The income tax benefit recognized during the first quarter of 2022 included an additional benefit of $1.1 million related to the tax effect of the vesting of restricted stock units at a market price higher than the grant price. For the first quarter of 2021, our income tax provision included a charge of $0.9 million related to the vesting of restricted stock units at a market price lower than the grant price. Excluding these benefits/charges, the effective tax rates for the three months ended March 31, 2022 as compared to the same period in 2021 would have been 24% and 26%, respectively. The slightly lower effective rate for the three months ended March 31 2022 principally resulted from higher U.K. earnings in 2022 as compared to 2021. The U.K. has a lower tax rate than the U.S.

The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which we operate. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources
As of March 31, 2022, we had cash and cash equivalents of $83.3 million and term loan debt with a principal balance of $271.9 million. The remaining principal balance of the term loan is due at maturity on April 12, 2024 and may be repaid further in advance of maturity without penalty.
During the first quarter of 2022, we repurchased in the open market 481,674 shares of our common stock at an average price of $18.57 per share, for a total cost of $8.9 million. Also during the first quarter of 2022, we repurchased 581,011 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $18.74 per share, for a total cost of $10.9 million.
For the twelve month period through January 31, 2023, our Board of Directors has authorized $70 million in purchases of shares and share equivalents (via tax withholding on vesting of restricted stock units). As of April 27, 2022, we have $55.0 million remaining under that authorization. Going forward, we intend to take a balanced approach to our use of available cash, allocating funds for a combination of deleveraging, share repurchases and dividends depending on such factors as our financial position, capital requirements, results of operations and outlook, as well as any legal, tax, regulatory or contractual constraints and any other factors deemed relevant.
Dividend
The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.10 per share to be paid on June 15, 2022 to common stockholders of record on June 1, 2022.
Investor Presentation
An updated investor presentation highlighting the Firm’s results for the first quarter and other matters relevant for investors has been posted on its website today (www.greenhill.com).
Earnings Call
Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Wednesday, April 27, 2022, accessible via telephone and the internet. Scott L. Bok, Chairman and Chief Executive Officer, will review the Firm’s first quarter 2022 financial results and related matters. Following the review, there will be a question and answer session.
Investors and analysts may participate in the live conference call by dialing (888) 317 - 6003 (toll-free domestic) or (412) 317 - 6061 (international); passcode: 7816930. Please register at least 10 minutes before the conference call begins.  The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.
For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344 - 7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 6619759.

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Frankfurt, Hong Kong, Houston, London, Madrid, Melbourne, Paris, San Francisco, Singapore, Stockholm, Sydney, Tokyo and Toronto.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2021 as well as other public filings. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended March 31,
	2022	2021
Revenues	$45,441	$68,924

Operating Expenses
Employee compensation and benefits	46,849	47,292
Occupancy and equipment rental	4,403	4,397
Depreciation and amortization	620	787
Information services	2,300	2,358
Professional fees	1,966	2,196
Travel related expenses	1,120	192
Other operating expenses	2,711	4,477
Total operating expenses	59,969	61,699
Total operating income (loss)	(14,528)	7,225
Interest expense	2,755	3,208
Income (loss) before taxes	(17,283)	4,017
Provision (benefit) for taxes	(5,177)	1,933
Net income (loss)	$(12,106)	$2,084

Average shares outstanding:
Basic	18,424,585	19,675,536
Diluted	18,424,585	23,700,175
Earnings (loss) per share:
Basic	$(0.66)	$0.11
Diluted	$(0.66)	$0.09